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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2009

Red Bank, N.J. May 15, 2009 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2009 which appear below compared with the second quarter of fiscal 2008.


                             2nd Fiscal Qtr.  2nd Fiscal Qtr.    Percentage
                             Ended 4/30/09    Ended 4/30/08        Change
                             --------------    --------------    ----------
German Royalties Received     $9,424,837         $9,360,976       + 0.68%
Net Income                    $9,122,900         $9,049,406       + 0.81%
Net Income per Unit             $0.99              $0.98          + 1.02%
Distribution per Unit           $0.99              $0.98          + 1.02%

Net income in the second quarter of 2009 was higher than the second quarter of 2008 due to several factors. Completion of an audit review of the price calculations used by the operating companies for the period 2005-06 disclosed some errors by the operating companies in the average price calculation. The adjustment resulted in a one-time additional payment. This adjustment payment, when added to the higher royalties received under the OEG Agreement, more than offset the decline in royalties received under the Mobil Agreement. The OEG Agreement is the lower royalty rate agreement covering the entire Oldenburg concession and the Mobil Agreement is the higher royalty rate agreement covering Western Oldenburg only.


                             2nd Fiscal Qtr.  2nd Fiscal Qtr.    Percentage
                             Ended 4/30/09    Ended 4/30/08        Change
                             --------------    --------------    ----------
Mobil Agreement:
  Gas Sales (Bcf)(1)            12.839            14.004            - 8.32%
  Gas Prices (Ecents/Kwh)(2)    2.7105            2.2876            +18.49%
  Gas Prices ($/Mcf)(3)         $10.24            $10.10            + 1.39%

OEG Agreement:
  Gas Sales (Bcf)               32.416            33.680            - 3.75%
  Gas Prices (Ecents/Kwh)       3.1818            2.3809            +33.64%
  Gas Prices ($/Mcf)            $11.60            $10.33            +12.27%

Average Euro Exchange Rate (4)  $1.3101           $1.5391           -14.88%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers

Compared to the prior year, Trust expenses for the second quarter of fiscal 2009 decreased 10.76% to $302,134 from $338,549 in the second quarter of fiscal 2008 due to the timing of payments of costs related to the examination

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of the German operating companies' royalty payments.  For the quarter just ended, Trust interest income was minimal due to the substantial decline in interest rates applicable during the period.

The previously declared distribution of 99 cents per unit will be paid on May 27, 2009 to owners of record as of May 15, 2009.

Net income for the first six months of fiscal 2009 was higher than the first six months of fiscal 2008 due to a combination of average higher gas prices under both the Mobil and OEG Agreements, which offset the decline in gas sales and the impact of the lower average exchange rates.

                              Six Months        Six Months       Percentage
                             Ended 4/30/09     Ended 4/30/08       Change
                             --------------    --------------    ----------

German Royalties Received      $19,605,816       $16,576,059       +18.28%
Net Income                     $18,969,369       $16,028,731       +18.35%
Net Income per Unit              $2.06              $1.74          +18.39%
Distribution per Unit            $2.05              $1.74          +17.82%


For further information contact John R. Van Kirk, Managing Director, at
(732) 741-4008, or via e-mail at jvankirk@neort.com.
Website: www.neort.com.